UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

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Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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ACTION INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

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Information Statement

Relating to the Reincorporation In Nevada by Merger of Action Industries, Inc. (A Georgia Corporation)

into

Action Industries, Inc. (a Nevada Corporation)

Action Industries, Inc.

8744 Riverside House Path Road

Brewerton, New York 13029

Dear Action Industries, Inc. Shareholders:

NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from stockholders representing a majority of our outstanding shares of voting stock approving the following actions:

1.)

Approval of a change of our state of domicile from the state of Georgia to the state of Nevada through a reincorporation Merger of Action Industries, Inc., a Georgia Corporation (the "Company") into our wholly owned Nevada subsidiary Action Industries, Inc. (Action Nevada).

As of the close of business on January 10, 2008, the record date for shares entitled to notice of and to sign written consents in connection with the reincorporation, there were 11,300,000 shares of our common stock outstanding. Prior to the mailing of this Information Statement, certain shareholders who represent a majority of our outstanding voting shares signed written consents approving the reincorporation Merger on the terms described herein (the "Actions"). As a result, the Actions have been approved and neither a meeting of our stockholders nor additional written consents are necessary. The Actions will be effective 20 days from the mailing of the Information Statement, which is expected to take place on January 29, 2008, and such Actions will result in the following:

1.)

The company being governed by the laws of the state of Nevada;

2.)

Your right to receive one share of the common stock of Action Nevada for each share of common stock of the Company.

2.)

The Certificate of incorporation of Action Nevada authorizes 100,000,000 shares of

$.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.

See reincorporation in Nevada – Principal Features of reincorporation.

The Plan and Agreement of Merger provides for the mandatory exchange of certificates representing shares of the Company for certificates representing shares of Action Nevada. We urge you to follow the instructions set forth in the attached Information Statement under "How to Exchange the Company Certificate for Action Nevada Certificates".

The Company will pay all costs associated with the distribution of the Information Statement, including the cost of printing and mailing. The Company will reimburse brokerage and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Information Statement to the beneficial owners of Company’s common stock.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS:  NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN, AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ACTIONS, DEFINED BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY.  A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

By Order of the Board of Directors,

/s/ Stephanie Passalaqua

Stephanie Passalaqua, President

ACTION INDUSTRIES, INC.

8744 RIVERSIDE HOUSE PATH ROAD

BREWERTON, NEW YORK 13029

REINCORPORATION IN NEVADA

The following discussion summarizes certain aspects of the reincorporation of the Company in Nevada. This summary does not include all of the provisions of the Agreement and Plan of Merger between the Company and Action Nevada, a copy of which is attached hereto as Exhibit "A," the Articles of Incorporation of Action Nevada (the "Nevada Certificate"), a copy of which is attached hereto as Exhibit "B" or the bylaws of Action Nevada, a copy of which is attached hereto as Exhibit "C". Copies of the Articles of Incorporation and the Bylaws of the Company (the "Georgia Articles" and the Georgia By-Laws," respectively) are available for inspection at the principal office of the Company and copies will be sent to shareholders upon request.

Principal Reasons for Reincorporation

The Board of Directors believes that the reincorporation will give the Company greater flexibility and simplicity in corporate governance than is available under Georgia Law and will assist the Company in its efforts to acquire other businesses or be acquired by other businesses, although the Company has no specific plans at this time. In addition, Nevada Law provides for greater flexibility in raising capital and other corporate transactions. Nevada also imposes no franchise taxes or corporate income taxes on corporations that are incorporated in Nevada.

The State of Nevada is recognized for adopting comprehensive modern and flexible corporate laws, which are periodically revised to respond to the changing legal and business needs of corporations. For this reason, many major corporations have initially incorporated in Nevada or have changed their corporate domiciles to Nevada in a manner similar to that proposed by the Company. Consequently, the Nevada judiciary has become particularly familiar with corporate law matters and a substantial body of court decisions has developed construing Nevada Law. Nevada corporate law, accordingly, has been, and is likely to continue to be, interpreted in many significant judicial decisions, a fact which may provide greater clarity and predictability with respect to the Company's corporate legal affairs. For these reasons, the Board of Directors believes that the Company's business and affairs can be conducted to better advantage if the Company is able to operate under Nevada Law. See "Significant Differences between the Corporation Laws of Georgia and Nevada."

Principal Features of the Reincorporation

The reincorporation will be effected by the merger of the Company with and into Action Nevada, a wholly owned subsidiary of the Company, which was incorporated under the Nevada Revised Statutes (the "Nevada Law") for the sole purpose of effecting the reincorporation. The reincorporation will become effective upon the filing of the requisite merger documents in Nevada and Georgia, which filings will occur on the Effective Date, or as soon as practicable thereafter. Following the Merger, Action Nevada will be the surviving corporation and will operate under the name "Action Industries, Inc."

On the Effective Date, (i) any fractional shares of the Company's common stock that a holder of shares of the Company's common stock would otherwise be entitled to receive upon exchange of his common stock will be canceled with the holder thereof being entitled to receive one whole share of common stock of Action Nevada common stock, (ii) each outstanding share of the Company's common stock shall be retired and canceled and shall resume the status of authorized and unissued common stock, and (iii) shares of the Company's common stock submitted to the Surviving Corporation in accordance with the terms hereof shall be converted into shares of Action Nevada common stock.

The Articles of Incorporation of Action Nevada are different from the Articles of Incorporation of the Company. The bylaws of the Company are substantially similar, except for changes required by state law. Because of the differences in the bylaws of Action Georgia and the laws of the State of Georgia, which govern the Company, and the Articles of Incorporation and bylaws of Action Nevada and the laws of the State of Nevada, which govern Action Nevada, your rights as stockholders will be affected by the reincorporation. See the information under "Significant Differences between the Company and Action Nevada" for a summary of these differences.

The individuals who will serve as directors and executive officers of Action Nevada are those who currently serve as directors and executive officers of the Company. Such persons and their respective terms of office are set forth below under the caption "Management".

Pursuant to the terms of the Agreement and Plan of Merger, the Merger may be abandoned by the Board of Directors of the Company and Action Nevada at any time prior to the Effective Date. In addition, the Board of Directors of the Company may amend the Agreement and Plan of Merger at any time prior to the Effective Date provided that any amendment made may not, without approval by the Majority Holders, alter or change the amount or kind of Action Nevada common stock to be received in exchange for or on conversion of all or any of the Company Common Stock, alter or change any term of the Nevada Articles or alter or change any of the terms and conditions of the Agreement and Plan of Merger if such alteration or change would adversely affect the holders of the Company's common stock.

Our daily business operations will continue at our principal executive offices located at 8744 Riverside House Path Road, Brewerton, New York 13029.

HOW TO EXCHANGE THE COMPANY'S CERTIFICATES FOR THE ACTION NEVADA CERTIFICATES

Each holder of the Company's common stock will submit their common stock certificate to the Company. Upon surrender of the Company's Certificate of the Company's common stock for cancellation to Action Nevada, the holder of such Company Certificate shall, as soon as practicable following the Effective Date, be entitled to receive in exchange therefor an Action Nevada Certificate representing that number of whole shares of Action Nevada common stock into which the Company's Common Stock theretofore represented.

Because of the reincorporation in Nevada as a result of the Merger, holders of the Company's Common Stock are required to exchange their Certificates for Action Nevada Certificates. Certificates of the Company's common stock that are not exchanged will be automatically converted on the books of Action Nevada.

Capitalization

The authorized capital of the Company, on the Record Date, consisted of 100,000,000 shares of common stock, $.001 par value. Approximately 11,300,000 shares of the Company's common stock were outstanding. The authorized capital of Action Nevada, which will be the authorized capital of the Company after the reincorporation, consists of 100,000,000 shares of Common Stock, par value $.001 per share ("Action Nevada common stock") and 10,000,000 shares of preferred stock, $.001 par value per share ("Nevada Preferred Stock"). The reincorporation will not affect total stockholder equity or total capitalization of the Company.

The Board of Directors may in the future authorize, without further stockholder approval, the issuance of such shares of Action Nevada common stock or Action Preferred Stock to such persons and for such consideration upon such terms as the Board of Directors determines. Such issuance could result in a significant dilution of the voting rights and, possibly, the stockholders' equity, of then existing stockholders.

There are no present plans for the Company to issue the Nevada Preferred Stock to be authorized. However, the Board of Directors believes it prudent to have shares of Nevada Preferred Stock available for such corporate purposes as the Board of Directors may from time to time deem necessary and advisable including, without limitation, acquisitions, mergers, the raising of additional capital and assurance of flexibility of action in the future.

It should be recognized that the issuance of additional authorized Action Nevada common stock (or Nevada Preferred Stock, the terms and conditions of which including voting and conversion rights, may be set at the discretion of the Board of Directors) may have the effect of deterring or thwarting persons seeking to take control of Action Nevada through a tender offer, proxy fight or otherwise or to bring about removal of incumbent management or a corporate transaction such as merger. For example, the issuance of Action Nevada common stock or Action Nevada Preferred Stock could be used to deter or prevent such a change of control through dilution of stock ownership of persons seeking to take control or by rendering a transaction proposed by such persons more difficult.

SIGNIFICANT DIFFERENCES BETWEEN THE COMPANY AND ACTION NEVADA

The Company is incorporated under the laws of the State of Georgia and Action Nevada is incorporated under the laws of the State of Nevada. Those stockholders that tender their certificates representing the shares of our common stock for exchange will become stockholders of USIP Nevada. Their rights as stockholders will be governed by the Title 7, Chapter 78 of the Nevada Law and the Articles of Incorporation and bylaws of Action Nevada rather than the Georgia Law and the Company's Articles of Incorporation and bylaws.

Corporate Name. The reincorporation will not effect a change in Action Georgia's name. Following the Merger, Action Nevada will be the surviving corporation and will operate under the name "Action Industries, Inc. "

Limitation of Liability. The Nevada Articles contain a provision limiting or eliminating, with certain exceptions, the liability of directors to Action Nevada and its shareholders for monetary damages for breach of their fiduciary duties. The Company's Articles contain indemnification provisions that allow indemnification provided the indemnitee meets certain Georgia statutory standards. The Board of Directors believes that the provision in the Nevada Articles will better enable Action Nevada to attract and retain as directors responsible individuals with the experience and background required to direct Action Nevada's business and affairs. It has become increasingly difficult for corporations to obtain adequate liability insurance to protect directors from personal losses resulting from suits or other proceedings involving them by reason of their service as directors. Such insurance is considered a standard condition of directors' engagement. However, coverage under such insurance is no longer routinely offered by insurers and many traditional insurance carriers have withdrawn from the market. To the extent such insurance is available, the scope of coverage is often restricted, the dollar limits of coverage are substantially reduced and the premiums have risen dramatically.

At the same time, directors have been subject to substantial monetary damage awards in recent years. Traditionally, courts have not held directors to be insurers against losses a corporation may suffer as a consequence of directors' good faith exercise of business judgment, even if, in retrospect the directors' decision was an unfortunate one. In the past, directors have had broad discretion to make decisions on behalf of the corporation under the "business judgment rule." The business judgment rule offers protection to directors who, after reasonable investigation, adopt a course of action that they reasonably and in good faith believe will benefit the corporation, but which ultimately proves to be disadvantageous. Under those circumstances, courts have typically been reluctant to subject directors' business judgments to further scrutiny. Some recent court cases have, however, imposed significant personal liability on directors for failure to exercise an informed business judgment with the result that the potential exposure of directors to monetary damages has increased. Consequently, legal proceedings against directors relating to decisions made by directors on behalf of corporations have significantly increased in number, cost of defense and level of damages claimed. Whether or not such an action is meritorious, the cost of defense can be well beyond the personal resources of a director.

The Nevada legislature considered such developments a threat to the quality and stability of the governance of Nevada corporations because of the unwillingness of directors, in many instances, to serve without the protection which insurance traditionally has provided and because of the deterrent effect on entrepreneurial decision making by directors who do serve without the protection of traditional insurance coverage. In response, in 1987 the Nevada legislature adopted amendments to the Nevada Revised Statues which permit a corporation to include in its charter a provision to limit or eliminate, with certain exceptions, the personal liability of Directors to a corporation and its shareholders for monetary damages for breach of their fiduciary duties and to purchase insurance to provide protection to Directors. Similar charter provisions limiting a director's liability are permitted under Georgia Law; however, the Company's Articles contain no such provision.

The Board of Directors believes that the limitation on directors' liability permitted under Nevada Law will assist Action Nevada in attracting and retaining qualified directors by limiting directors' exposure to liability. The reincorporation proposal will implement this limitation on liability of the directors of Action Nevada, inasmuch as the Nevada Articles provide that to the fullest extent that the Nevada Law now or hereafter permits the limitation or elimination of the liability of directors, no director will be liable to Action Nevada or its stockholders for monetary damages. Under such provision, Action Nevada's directors will not be liable for monetary damages for acts or omissions occurring on or after the Effective Date of the reincorporation, even if they should fail through negligence or gross negligence, to satisfy their duty of care (which requires directors to exercise informed business judgment in discharging their duties). The Nevada Articles would not limit or eliminate any liability of directors for acts or omissions occurring prior to the effective date of the merger. As provided under Nevada Law, the Nevada Articles cannot eliminate or limit the liability of directors for breaches of their duty of loyalty to Action Nevada; acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, paying a dividend or effecting a stock repurchase or redemption which is illegal under the Nevada Law, or transactions from which a director derived an improper personal benefit. Further, the Nevada Articles would not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of a director's duty of care. The Nevada Articles pertain to breaches of duty by directors acting as directors and not to breaches of duty by directors acting as officers (even if the individual in question is also a director). In addition, the Nevada Articles would not affect a director's liability to third parties or under the federal securities laws.

The Company has not received notice of any lawsuit or other proceeding to which the Nevada Articles might apply. In addition, the provision is not being included in the Nevada Articles in response to any director's resignation or any notice of an intention to resign. Accordingly, Action Nevada is not aware of any existing circumstances to which the provision might apply. The Board of Directors recognizes that the Nevada Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders from instituting litigation against directors for breach of their duty of care, even though such an action, if successful, might benefit Action Nevada and its shareholders. However, given the difficult environment and potential for incurring liabilities currently facing directors of publicly held corporations, the Board of Directors believes that the Nevada Articles are in the best interests of Action Nevada and its stockholders, since it should enhance Action Nevada's ability to retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision making. In addition, the Board of Directors believes that the Nevada Articles may have a favorable impact over the long term on the availability, cost, amount and scope of coverage of directors' liability insurance, although there can be no assurance of such an effect.

The Nevada Articles may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions of the Nevada Articles could result in increased expense to Action Nevada. Action Nevada believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute to the quality and stability of Action Nevada's governance. The Board of Directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadening indemnification rights. Because the Nevada Articles deal with the potential liability of directors, the members of the Board of Directors may be deemed to have a personal interest in effecting the reincorporation.

Indemnification. The Nevada Law authorize broad indemnification rights which corporations may provide to their directors, officers and other corporate agents. The Nevada Articles reflect the provisions of Nevada Law, as amended, and, as discussed below, provide broad rights to indemnification.

In recent years, investigations, actions, suits and proceedings, including actions, suits and proceedings by or in the right of a corporation to procure a judgment in its favor (referred to together as "proceedings"), seeking to impose liability on, or involving as witnesses, directors and officers of publicly-held corporations have become increasingly common. Such proceedings are typically very expensive, whatever their eventual outcome. In view of the costs and uncertainties of litigation in general it is often prudent to settle proceedings in which claims against a director or officer are made. Settlement amounts, even if material to the corporation involved and minor compared to the enormous amounts frequently claimed, often exceed the financial resources of most individual defendants. Even in proceedings in which a director or officer is not named as a defendant he may incur substantial expenses and attorneys' fees if he is called as a witness or otherwise becomes involved in the proceeding. Although the Company's directors and officers have not incurred any liability or significant expense as a result of any proceeding to date the potential for substantial loss does exist. As a result, an individual may conclude that the potential exposure to the costs and risks of proceedings in which he may become involved may exceed any benefit to him from serving as a director or officer of a public corporation. This is particularly true for directors who are not also officers of the corporation. The increasing difficulty and expense of obtaining directors' and officers' liability insurance discussed above has compounded the problem.

The broad scope of indemnification now available under Nevada Law will permit Action Nevada to offer its directors and officers greater protection against these risks. The Board of Directors believes that such protection is reasonable and desirable in order to enhance Action Nevada's ability to attract and retain qualified directors as well as to encourage directors to continue to make good faith decisions on behalf of Action Nevada with regard to the best interests of Action Nevada and its stockholders.

Under Nevada Law, rights to indemnification and expenses need not be limited to those provided by statute. As a result, under Nevada Law and the Nevada Articles, Action Nevada will be permitted to indemnify its directors and officers, within the limits established by law and public policy, pursuant to an express contract, a by-law provision, a stockholder vote or otherwise, any or all of which could provide indemnification rights broader than those currently available under the Company's Articles or expressly provided for under Nevada or Georgia Law.

Insofar as the Nevada Articles provide indemnification to directors or officers for liabilities arising under the Securities Act of 1933, it is the position of the Securities and Exchange Commission that such indemnification would be against public policy as expressed in such statute and, therefore, unenforceable.

The Board of Directors recognizes that Action Nevada may in the future be obligated to incur substantial expense as a result of the indemnification rights conferred under the Nevada Articles, which are intended to be as broad as possible under Nevada law. Because directors of Action Nevada may personally benefit from the indemnification provisions of the Action Nevada Articles, the members of the Board of Directors may be deemed to have a personal interest in the effectuation of the reincorporation.

Significant Differences between the Corporation Laws of Georgia and Nevada.

The Company is incorporated under the laws of the State of Georgia and Action Nevada is incorporated under the laws of the State of Nevada. On consummation of the reincorporation, stockholders of the Company whose rights are currently governed by Georgia law and the Company's Articles and Bylaws, which were created pursuant to Georgia law, will become stockholder of the Nevada Company, Action Nevada, and their rights as stockholders would then be governed by Nevada law and the Nevada articles and bylaws, which are created under Nevada law. However, the bylaws and articles of the two corporations are substantially the same, except with respect to certain differences required by state law.

Although the corporate statutes of Georgia and Nevada are similar, certain differences exist. The most significant difference is, in the judgment of the management of the Company, are summarized below. This summary is not intended to be complete, and the stockholders should refer to the Nevada law and the Georgia law to understand how these laws apply to the Company and to Action Nevada.

Classified Board of Directors

Both Georgia and Nevada law permit Corporations to classify their board of directors so that less than all the directors are elected each year to overlapping terms. Neither the bylaws nor the articles of incorporation of the Company nor Action Nevada provide for classified boards.

Removal of Directors

Under Georgia law, members of a board of directors may be removed by the majority vote of the shareholders with or without cause. If directors have staggered terms, their directors may be removed only for cause, unless the articles of incorporation or bylaws provide otherwise. Nevada law provides that any or all directors may be removed by the vote of shareholders holding two-thirds of the outstanding voting shares. Nevada law does not distinguish between removal of directors with and without cause. Consequently, the reincorporation may make it more difficult for the stockholders of Action Nevada to remove a member of the board of directors for cause, because it increases the number of shares that must be voted for removal.

Special Meeting of Stockholders

Georgia law permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the articles of incorporation or bylaws to call a special shareholder meeting. Nevada law does not address the manner in which special meetings of stockholders may be called but permits corporations to determine the manner in which meetings are called in their bylaws. The bylaws of the Company and the bylaws of Action Nevada, each provides that special meetings of the stockholders may be called by the President or by a majority vote of the board of directors. The bylaws of each corporation are identical with regard to the provisions and as a result there will be no change as a result of the reincorporation.

Special Meetings Pursuant to Petition of Stockholders

Georgia law provides that a stockholder of a corporation may apply to the Superior Court where the corporation's registered office is if the corporation fails to hold an annual meeting for election of directors or there is no written consent to elect directors in lieu of annual meeting taken, in both cases for a period of 6 months after the end of a fiscal year of the corporation or 15 months after its last annual meeting. Nevada law is more restrictive. Under Nevada law, stockholders having not less than 15% of the voting interest may petition the District Court to order a meeting for the election of directors if the corporation fails to call a meeting for that purpose within 18 months after the last meeting in which directors were elected. The reincorporation may make it more difficult for the stockholders of Action Nevada to require that an annual meeting be held without the consent of the board of directors.

Cumulative Voting

Cumulative voting for directors entitles stockholders to cast a number of votes that is equal to the number of voting shares held multiplied by the number of directors to be elected. Stockholder may cast all such votes either for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not otherwise be able to elect any directors. Both a Utah and Nevada law permit cumulative voting if provided for in a certificate or articles of incorporation, pursuant to specified procedures. Neither the articles of incorporation of the Company or the articles of incorporation of Action Nevada provide for cumulative voting. The reincorporation will not change the fact that the stockholders do not have the right to cumulate their votes.

Vacancies

Under Georgia law, vacancies on the board of directors may be filled by affirmative vote of the majority of the remaining directors in an office, even that vote is less than quorum. A director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Similarly, Nevada law provides that vacancies may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. The bylaws of both the Company and Action Nevada address the election of persons to fill the vacancies on the board of directors in the same manner. Accordingly, the reincorporation will not affect the rights of the shareholders with respect to the filling of a vacancy on the board of directors.

Indemnification of Officers and Directors and Advancement of Expenses

Georgia and Nevada have substantially similar provisions regarding indemnification by a corporation of its officers, directors, employees, and agents. Georgia and Nevada law differ in their provisions for the advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceedings. Georgia law provides that expenses incurred by an officer or director in defending civil or criminal investigative actions, suits or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon the receipt and undertaking by such director or officer to repay the amount that it is ultimately determined, he or she is not entitled to be indemnified by the corporation. A Georgia corporation is required to indemnify directors for their reasonable expenses if they are ultimately successful on the merits of any proceeding to which they are a party, because he or she was a director or officer. Georgia law also provides that the board of a corporation has the discretion to decide whether or not to advance expenses, unless its articles of incorporation or bylaws provide for mandatory advancement. Nevada law differs in two respects: First, Nevada law applies to the advance of expenses incurred by both officers and directors. Second, under Nevada law the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancement of expenses in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking, by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. The reincorporation will not create any significant difference in the stockholders rights with respect to this issue, because the bylaws of the Company and the bylaws of Action Nevada, both grant the board the discretion to decide whether to advance expenses.

Limitation and Personal Liability of Directors

Nevada law permits a corporation to adopt provisions limiting or eliminating the liability of a director to a corporation and its stockholders from monetary damages or breach of fiduciary duty as a director, provided that such liability does not arise from certain prescribed conduct, including breach of duty of loyalty, acts or omissions not in good faith, or which involve intentional misconduct or knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. The articles of incorporation of Action Nevada provide indemnification to the maximum extent allowed by Nevada law. The reincorporation will result in the elimination of any liability of an officer or director for breach of the duty of loyalty, unless arising from intentional misconduct, fraud or knowing violation of law.

Dividends

Georgia law is substantially is the same as Nevada law with respect to when dividends may be paid. Under Georgia law, unless further restricted in the articles of incorporation, a corporation may pay dividends only if, after giving the dividend effect: (a) the corporation would not be able to pay its debts as they become due in the normal course of business or (b) the corporation's total assets are less than the sum of its total liabilities. Nevada law provides that no distribution (including dividends on or redemption or purchase of shares of capital stock) may be made if, after giving effect of such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation's total assets are less than the sum of its total liabilities plus the amount that will be needed at the time of dissolution to satisfy the preferential rights of preferred stockholders. The reincorporation does not significantly change the ability of the Company to pay dividends or make other distributions as it would under Georgia law.

Action by Written Consent of Shareholders

Georgia law provides that an action may be taken by the consent of shareholders if the action is taken by all shareholders entitled to vote. In the alternative, if the articles of incorporation provide, an action may be taken by the vote of the shareholders representing the minimum number of shares that would be required to approve a particular matter. In addition, where actions are taken by less than all the shareholders, Georgia law requires that shareholders who do not vote must be given notice of the action within 10 days of the taking of the action. Nevada law provides that, unless the articles of incorporation provide otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting of the holders of outstanding stock having at least a minimum number of votes that would be necessary to authorize or take such action at a meeting, which all shareholders entitled to vote consents to the action in writing. Nevada law does not require notice to the stockholders of actions taken by less than all the stockholders. The articles of incorporation of the Company in Georgia provide that actions may be taken by less than all of the stockholders entitled to vote, so effectively these provisions under Georgia and Nevada have the same effect. However, Nevada law will be more liberal in that it does not require a notice to the stockholders of actions taken by less than all the shareholders. This reduces the rights of the shareholders.

Stockholder Vote for Mergers and Other Corporation Reorganizations

Both jurisdictions require authorization by an absolute majority of the holders of the outstanding voting rights, as well as approval by the board of directors, of the terms of the merger or a sale of substantially all the assets of the corporation. Neither Georgia nor Nevada law require a stockholder vote of the shareholders of the surviving corporation in a merger (unless the corporation provides otherwise in its Articles of Incorporation) if: (a) the merger agreement does not amend the existing Articles of Incorporation of the surviving corporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is identical to the outstanding shares after the merger.

In addition, Georgia Law requires that the number and kind of shares outstanding immediately after the merger or share exchange plus the number and kind of shares issued as a result of the merger will not exceed the total number and kind of shares of the surviving or acquiring corporation authorized by its articles of incorporation immediately before the merger. On the other hand, Nevada law requires that either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such shares are issued and delivered with the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued and delivered under the plan of merger, plus those initially issueable upon conversions of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the effective date of the merger. Accordingly, in this regard Nevada law provides additional protection to the shareholders of the surviving corporation by requiring the vote of all shareholders in the surviving corporation in many circumstances.

Amendments to the Articles of Incorporation

Both Georgia and Nevada law require the approval of a majority of the outstanding shares of common stock of the Company, or to amend the articles of incorporation.

Stockholders Voting

Under Nevada law and Georgia law, in the absence of a specification in the corporation's certificate of incorporation or bylaws, once a quorum is obtained, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter is required for stockholder action. In addition, under both Georgia law and Nevada law directors are elected by a plurality of votes of the shareholders present in person or represented by proxy and entitled to vote on the election of directors.

Dissenter's Rights

The corporate laws of Georgia and Nevada are substantially similar with regard to dissenter's rights and rights of appraisal with respect to the stock of corporations in a merger or consolidation, with minor exceptions.

Dividends and Repurchases of Shares

Both Georgia and Nevada corporate law are substantially similar with respect to the issuance of dividends and repurchase of shares. Under the laws of both states, unless otherwise restricted by a corporation's articles of incorporation, a corporation may make any distribution (include dividends, whether in cash or property, and repurchases its shares) unless after making such distributions, (1) the corporation will not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

OUTSTANDING VOTING STOCK OF THE COMPANY

As of the Record Date, and as of the date hereof there were 11,300,000 shares of Common Stock issued and outstanding. The Common Stock constitutes the outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the stockholders.

None of the persons who have been directors or officers of the Company at any time since the beginning of the last fiscal year, nor any associate of any such persons, has any interest in the matters to be acted upon. No director of the Company has informed the Company in writing that he intends to oppose any action to be taken by the Company. No proposals have been received from security holders.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of January 10, 2008, of (i) each person known by us to beneficially own 5% or more of the shares of outstanding common stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned	Percentage Ownership of Common Stock(1)
Stephanie Passalaqua 8744 Riverside House Path Brewerton, NY 13029	450,000	4. 0%
Inna Sheveleva 4055 Wetzel Road Liverpool, NY 13088	450,000	4. 0%
Probst Capital, LLC 115 Perimeter Center Place Suite 170 Atlanta, GA 30346	2,700,000	24. 0%
Mary Passalaqua 106 Glenwood Drive South Liverpool, NY 13090	2,500,000	22. 1%
Joan Fortman 7417 Herstone Green Drive Charlotte, NC 28277	2,631,500	24. 0%
Olde Monmouth Stock Transfer Co. 200 Memorial Parkway Atlantic Highlands, NJ 07716	500,000	4. 4%
All Officers and Directors As a Group (2 persons)	900,000	8. 0%

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(1)  Applicable percentage ownership is based on 11,300,000 shares outstanding as of January 10, 2008.  There are no options, warrants, rights, conversion privilege or similar right to acquire the common stock of the Company outstanding as of January 10, 2008.

NO DISSENTER'S RIGHTS

Under applicable Georgia Law, any dissenting stockholders are not entitled to dissenter rights with respect to the merger, and we will not independently provide stockholders with any such right.

REASON FOR CHANGE OF STATE OF INCORPORATION

The purpose of the change of the State of Incorporation from Georgia to Nevada is because management believes that the corporate law of the State of Nevada will be more beneficial to the operation of the business of the Company and will enable the Company to more efficiently pursue its business opportunities.

As a matter of regulatory compliance, we are sending you this Information Statement, which provides you with information about this corporate action.  Your consent to the action is not required and is not being solicited.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

By Order of the Board of Directors

/s/ Stephanie Passalaqua

Stephanie Passalaqua

January 29, 2008